Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

EXECUTION VERSION
BIODIESEL SALE AND PURCHASE AGREEMENT

WASHINGTON, IA

This BIODIESEL Sale and Purchase Agreement (“Agreement”) is dated as of October 12, 2011 by and between Iowa Renewable Energy, LLC, an Iowa limited liability company (“Seller”), and Gavilon, LLC, a Delaware limited liability company (“Purchaser”) (each of Seller and Purchaser is a “Party” and together they are collectively referred to as the “Parties”).
RECITALS:

(a)	Seller owns and operates a biodiesel production facility located at Washington, IA (the “Plant”); and

(b)	Seller has agreed to sell to Purchaser, and Purchaser has agreed to purchase from Seller, Biodiesel produced at the Plant on the terms and conditions set forth hereinafter.
AGREEMENT:
NOW THEREFORE, in consideration of these premises and for the mutual promises and covenants contained herein, the Parties agree as follows:
1.Definitions and Interpretations.

1.1    Definitions. In this Agreement, including the recitals, the following words and terms shall have the following meanings ascribed thereto:

1.1.1    “Agreement” means this Biodiesel Sale and Purchase Agreement.

1.1.2    “Biodiesel” means products which are produced from feedstock delivered pursuant to the Feedstock Agreement, and meeting the specifications set forth on Exhibit “B-1” attached hereto.

1.1.3    “Confidential Information” has the meaning given in Section 13.1.

1.1.4    “Confirmed Orders” has the meaning given in Section 3.1.

1.1.5    “Constructively Placed” or “Constructive Placement” means, with respect to the receipt of either railcars or trucks for Biodiesel loading, that such railcars or trucks are located at the Delivery Point in such condition ready for receipt by Seller.

1.1.6    “Delivery” means, and shall occur upon, the Biodiesel being removed from Designated Storage     (as defined in Section 8.5) and fully loaded onto the applicable Transport Vessel.

1.1.7    “Delivery Point” means the locations at the Plant where Transport Vessels are received for loading of Biodiesel on railcars or trucks, respectively, as follows: the Delivery Point for rail car shipments is the railroads' “Constructively Placed” designation; and the Delivery Point for trucks is the arrival of the truck at the Plant between 8:00 a.m. and 3:00 p.m., Monday through Friday (holidays excluded).

1.1.8    “Demurrage” means all costs, damages, penalties and charges resulting from any delay in loading and/or unloading of Biodiesel shipments, including, without limitation, any delay related to any truck or rail car, as applicable: (i) being incapable of timely loading any shipment of Biodiesel due to mechanical failure or for other reasons, or (ii) delivering any shipment of Biodiesel to an incorrect location.

1.1.9    “Designated Storage” has the meaning given in Section 8.5.

1.1.10    “Feedstock Agreement” means the Feedstock Supply Agreement of even date herewith between Seller and Purchaser.

1.1.11    “Force Majeure” has the meaning given in Section 11.2.

1.1.12    “Indemnitor” has the meaning given in Section 12.2.

1.1.13    “Master Agreement” means the Master Netting, Setoff, Credit and Security Agreement of even date herewith between Seller and Purchaser.

1.1.14    “Nonconforming Biodiesel” means any product delivered (or attempted to be delivered) by Seller hereunder which does not meet the specifications set forth in Exhibit “B”.

1.1.15    “Plant” has the meaning given in Recital (a).

1.1.16    “Price” means the amount payable for the Biodiesel as set forth in the applicable Confirmed Order.

1.1.17    “RINs” means Renewable Identification Numbers as described by the U.S. Environmental Protection Agency (“EPA”).

1.1.18    “Taxes” has the meaning given in Section 7.2.

1.1.19    “Termination Notice” has the meaning given in Section 2.

1.1.20    “Transport Vessels” means railcars and tank trucks.

1.2    Construction. Any word, phrase or expression that is not defined in this Agreement and that has a generally accepted meaning in the custom and usage in the biodiesel industry shall have that meaning in this Agreement. Words using the singular or plural number shall also include the plural or singular number, respectively.

2.    Term. This Agreement shall become effective as of the date hereof and shall remain in effect until December 31, 2011. Thereafter, this Agreement will automatically renew for successive six-month periods unless either Party provides written notice to the other Party, no less than thirty (30) days prior to the end of the initial or then-current renewal period, of the notifying Party's intent to terminate the Agreement (“Termination Notice”). Notwithstanding any provision to the contrary, this Agreement shall automatically terminate as of the same date of any termination of the Feedstock Agreement.

3.    Purchase and Supply Obligations.

3.1    Supply of Biodiesel. From time to time the Parties shall enter into transactions for the sale of Biodiesel by Seller to Purchaser. Purchaser shall confirm the terms of each such transaction (a “Confirmed Order”) by sending Seller a confirmation, substantially in the form of Exhibit “A”. Seller shall confirm the transaction and signify its acceptance of the terms by signing the confirmation and sending it back to Purchaser by facsimile transmission by 5:00 p.m. Central Standard (or Daylight) Time on the second (2nd) Business Day following Seller's receipt of Purchaser's confirmation. If Seller does not agree with Purchaser's confirmation, Seller shall, by 5:00 p.m. Central Standard (or Daylight) Time on the second (2nd) Business Day following Seller's receipt of same, notify Purchaser of the specific terms or provisions that it considers to be in error. Absent obvious error, a confirmation shall be deemed conclusive at 5:00 p.m. Central Standard (or Daylight) Time on the second (2nd) Business Day following Seller's receipt of Purchaser's confirmation if not accepted or modified in accordance with this Section 3.1. A transaction agreed to orally and specifying at least the contract quantity, Price and period of delivery shall result in a binding and enforceable Confirmed Order as of the time of such oral agreement, whether or not a confirmation is agreed to between the Parties.

3.2    Title; Risk of Loss. Title to the Biodiesel shall pass from Seller to Purchaser upon Delivery into the Transport Vessel. Until such time, Seller shall be deemed to be in control of and in possession of and shall have risk of loss in the Biodiesel.

3.3    RINs. Seller warrants that: (i) RINs have been lawfully generated and assigned to all Biodiesel produced and sold hereunder; and (ii) Seller holds and shall transfer to Purchaser legal and equitable title to such RINs at the time of sale of the corresponding Biodiesel. Purchaser shall hold Seller harmless and indemnify Seller for all claims, damages, losses, or penalties incurred by Seller, including, but not limited to, reasonable attorney fees and costs, in the event that the EPA invalidates any RINs which are generated and attached to Biodiesel sold hereunder because the related feedstock (a) does not comply with the approved fuel pathways under applicable EPA regulations, or (b) otherwise does not conform to the specifications under the Feedstock Agreement. In the event the RINs are invalidated for any other reason, Purchaser shall have no indemnification obligation to Seller.

3.4    Delivery Shortfalls. All deliveries and receipts shall, if applicable, be made ratably during each month in accordance with the monthly schedule indicated in the Confirmed Order. If Seller's Deliveries are more than 5% below the scheduled volume in any month, Purchaser shall inform Seller of such shortfall as soon as reasonably practicable. In addition to any other right contained herein, Purchaser shall then have the right to make adjustments to mitigate its losses - including, but not limited to, buying the volume shortfall from other parties. Seller shall compensate Purchaser for any replacement price in excess of the Price as well as all other reasonable costs of mitigation incurred by Purchaser. However, Seller shall not be liable in any way under this Agreement for any fees or damages due to shortfalls in Deliveries that are the direct result of Purchaser's failure to deliver Feedstock under the Feedstock Agreement.

4.    Contact Information. Each Party shall appoint at least one (1) person to act as the point of contact regarding delivery coordination, orders and order confirmation, and other technical and logistical questions relating to Biodiesel or the delivery thereof. The respective contact persons shall, unless notified otherwise, be as follows:

Seller:                Ron Lutovsky
1701 East 7th Street
P.O. Box 2
Washington, IA 52353
Phone:        319-653-2890
E-Mail:        rlutovsky@irebiodiesel.com

Purchaser:            Grant VanGilder
Eleven ConAgra Drive (11-160)
Omaha, NE 68102
Phone:        (402) 889-4452
E-Mail:        grant.vangilder@gavilon.com
5.    Delivered Quantities. The quantities of Biodiesel placed into Designated Storage shall be determined by certified fluid meters located between the Plant and Designated Storage. The quantities of each Delivery of Biodiesel (i.e., from Designated Storage into the Transport Vessel) shall be established by outbound weight certificates, as evidenced by the weight documentation provided by Seller. The certificates shall be obtained from either scales or certified metering devices. The outbound weight certificates shall, in the absence of manifest error, be determinative of the quantity of each Delivery of Biodiesel to Purchaser.

6.    Quality.

6.1
Specifications. Seller warrants that all Biodiesel shall, upon delivery by Seller into Designated Storage as well as Delivery into the Transport Vessel, meet the specifications set forth in Exhibit “B.” Seller further represents and warrants that title to all Biodiesel delivered and sold hereunder will be good and marketable, free and clear of all liens, security interests and other encumbrances. Except as set forth in the preceding sentences, Seller makes no warranty whether expressed, implied, statutory or otherwise, concerning the Biodiesel sold hereunder, and Seller expressly disclaims any implied warranty of merchantability or fitness or suitability for a particular purpose.

6.2
Biodiesel Certification. A Certificate of Analysis will be issued by Seller to Purchaser for each Delivery from Designated Storage, confirming that such Delivery conforms to the specifications in Exhibit “B”. Seller agrees to perform, at a minimum, quarterly calibration testing based on industry recognized standards.

6.3
Samples. Seller agrees to maintain original sealed numbered samples of all Biodiesel prior to Delivery to Transport Vessels. Seller will label these samples to indicate date of shipment and the identity of the Transport Vessel. Seller will retain these samples for six (6) months and shall send one such sample of each requested shipment to Purchaser or its designated representative or agent promptly upon Purchaser's request.

6.4
Nonconforming Biodiesel. If Biodiesel delivered from the Plant is found to be out of specification by Purchaser within thirty (30) days after Delivery into the Transport Vessel, such condition will be immediately communicated to Seller. Purchaser shall then be entitled to have Seller's samples relating to such Biodiesel analyzed by an independent laboratory using approved ASTM analysis. Purchaser will provide a copy of the certified laboratory report(s) evidencing the Nonconforming Biodiesel (if any). Seller will then direct Purchaser to either (i) sell the Nonconforming Biodiesel at a discounted price, or (ii) return the Nonconforming Biodiesel to Seller. If such Nonconforming Biodiesel is not discountable, Seller may replace the Nonconforming Biodiesel with an acceptable type and/or quality of Biodiesel within fifteen (15) days of receipt of written notice that the delivered Biodiesel is nonconforming and such nonconformance has been confirmed. In the event Seller cannot replace the Nonconforming Biodiesel within the fifteen (15) day period, Purchaser shall have the option to return the

Nonconforming Biodiesel, withhold payment therefor and purchase replacement Biodiesel. Seller will be responsible for all costs of replacing or disposing of any such Nonconforming Biodiesel, including any costs reasonably incurred by Purchaser as a result of the Nonconforming Biodiesel and/or any unreasonable delay by Seller in obtaining conforming Biodiesel. Such costs may include, without limitation, reasonably incurred storage costs or costs reasonably incurred by Purchaser to return such Nonconforming Biodiesel to Seller. If such Nonconforming Biodiesel is sold by Purchaser at a discount, the Price payable by Purchaser will be calculated in the normal manner.

7.    Price.

7.1    Price. Purchaser agrees to pay Seller the applicable Price for each gallon of Biodiesel delivered to Purchaser hereunder, such quantity to be determined in accordance with Section 5.

7.2    Taxes. Seller shall pay or cause to be paid all valid levies, assessments, duties, rates and taxes (together “Taxes”) on Biodiesel delivered hereunder that arise prior to, or as a result of, the sale and delivery of Biodiesel to Purchaser. Purchaser shall pay or cause to be paid all Taxes, including fuel or excise Taxes, on Biodiesel arising after the sale and delivery of Biodiesel to Purchaser.

8.0    Transportation, Logistics and Storage.

8.1    Logistics Responsibilities. Purchaser agrees to secure and maintain all licenses, documents and contracts necessary to transport Biodiesel following Delivery by Seller. Purchaser shall be solely responsible for the arrangement of Logistics which arise prior to the Transport Vessel reaching the Delivery Point, and which arise after Delivery. Seller shall be responsible for all logistics which arise once the Transport Vessel has reached the Delivery Point up through Delivery.

8.2    Seller's Demurrage Obligation. Seller shall be responsible for any Demurrage that arises once the railcar has been Constructively Placed, or the truck has been placed at the Plant for unloading. Demurrage shall be calculated in accordance with the rules of the applicable carrier.

8.3    Purchaser's Demurrage Obligations. Purchaser will, with respect to Biodiesel sold hereunder, coordinate all logistics for arrival of Transport Vessels at Delivery Points and shipment of such Biodiesel product from Delivery Points. Purchaser shall be responsible for Demurrage (i) for the time period between the point of origin of Transport Vessel to the Delivery Points, (ii) for the time period between Delivery of Biodiesel product to Purchaser's sales destination, and (iii) as a result of any failure of arriving Transport Vessels to meet the requirements of Exhibit “B”.

8.4    Notification of Problems with Delivery. Seller shall inform Purchaser of any problem regarding any shipment of Biodiesel, without delay, by fax and telephone after Seller becomes aware of any such problem. An example of this includes, but is not limited to the possible event that one or more Biodiesel orders are not available from Seller in the quantity originally set out in the Confirmed Order. Purchaser shall inform Seller, without delay, by fax or telephone of any problems in delivering Transport Vessels or taking any shipment of Biodiesel.

8.5    Designated Storage. The Parties agree that the Biodiesel will be stored and handled by Seller at designated locations within the Plant (the “Designated Storage”). The terms of such storage and handling are set forth on Schedule “D”.

9.    Billing and Payments.

9.1    Payment Terms. For all Biodiesel sold and delivered into the Transport Vessel, Purchaser shall pay to Seller the applicable Price pursuant to the Master Agreement.

9.2    Billing Information. For each sale and delivery of Biodiesel, Seller shall furnish the following in reasonable detail: (i) an invoice giving the actual quantity and date of such delivery and specifying the volume of diesel fuel blended therein, (ii) weight certificate, (iii) Product Transfer Document (PTD) with valid, current year biodiesel RINs, (iv) retail receipts for all corresponding amounts of diesel blended with the Biodiesel, and (v) proof that such diesel was blended with the Biodiesel at the point that the Purchaser holds title to both products.

9.3    Delivery Information. For each Delivery of Biodiesel to Purchaser, Seller shall furnish the following in reasonable detail: (i) a copy of the bill of lading giving the actual quantity and date of shipment of the Biodiesel, (ii) the documentation described in Section 6.2, (iii) meter ticket/scale certificate, and (iv) an original Seller's certificate for biodiesel.

9.4    Payment Verification. Any payment made pursuant to this Section will not preclude a Party from subsequently verifying payments of the other Party as permitted in Section 15.2 of this Agreement.

10.    Default and Termination.

10.1    Termination by Mutual Agreement. This Agreement may be terminated upon mutual written agreement between the Parties.

10.2    Termination By Either Party. Except as otherwise provided in this Agreement, either Party may immediately terminate this Agreement upon written notice to the other Party if:

10.2.1
The other Party defaults on any material term, covenant or condition hereunder (except as described in Section 10.2.2) and fails to cure such default within thirty (30) days after receiving written notice thereof from the non-defaulting Party; or

10.2.2
The other Party (i) does not make payment as required under Section 2 of the Master Agreement within ten (10) days following written notice to such defaulting Party, or (ii) fails to perform its other obligations under the Master Agreement; or

10.2.3	The other Party becomes the subject of any bankruptcy, insolvency or similar proceedings.

10.3    Purchaser Termination Right. It is understood that Purchaser is entering into this Agreement based on government regulations that allow for RINs to be generated and assigned to the Biodiesel. Purchaser shall have the right, upon thirty (30) days prior written notice, to terminate this Agreement without further liability in the event Purchaser reasonably determines that, whether due to regulatory changes, rulings or otherwise, such RINs can no longer be generated and assigned to the Biodiesel.

10.4    Rights and Obligations Upon Termination. Should a Party default in payment or any other material respect (notwithstanding any cure periods) or become the subject of any bankruptcy, insolvency or similar proceedings, the other Party may suspend performance of its obligations hereunder., However, to the extent that feedstock has been delivered under the Feedstock Agreement for processing and invoiced to Seller, the Parties shall be obligated to satisfy their respective obligations under this Agreement and the Master Agreement with regard to any outstanding purchase orders for the corresponding Biodiesel. In the event of termination, the non-defaulting party may pursue whatever rights or remedies may be available at law or equity in addition to the rights and obligations set forth in the Master Agreement.

11.    Force Majeure.

11.1    Force Majeure. In the event either Party hereto is rendered unable by reason of Force Majeure, as defined in Section 11.2, to carry out its obligations under this Agreement, such Party shall promptly give written notice and reasonably complete particulars of such Force Majeure to the other Party stating the obligation(s) the performance of which are, or are expected to be, delayed or prevented. The obligations of the notifying Party shall be suspended during and to the extent affected by Force Majeure and such event shall, so far as possible, be remedied with all reasonable dispatch.

11.2    Definition of Force Majeure. The term “Force Majeure” shall mean any cause not reasonably within the control of the Party claiming suspension and which, by the exercise of due diligence, such Party is unable to prevent or overcome. Such term shall include, but not be limited to: (i) acts of God, (ii) strikes, lockouts or other industrial acts of the public enemy, (iii) wars, blockades, insurrections, riots, epidemics, acts of terrorism, (iv) transportation shortages, (v) landslides, lightning, earthquakes, fires, storms, floods, washouts, (vi) civil disturbances, (vii) acts of federal or state government, and (viii) explosions. The term “Force Majeure” shall specifically include those events affecting any transporter of Biodiesel acting on behalf of Purchaser, but shall in all events exclude: (a) any price fluctuations in Biodiesel or other economic or commercial changes involving the purchase and sale of Biodiesel or any co-products therefrom, (b) any voluntary shutdown of the Plant, and (c) any equipment or other mechanical failure at the Plant (unless the direct result of Items (i) through (viii) above). Events directly and proximately caused by the gross negligence or willful misconduct of a Party or its affiliates shall in no event constitute Force Majeure.

12.    Limitation of Liability; Indemnification; Insurance.

12.1    Limitation of Liability. Without limiting any express remedies set forth in this Agreement, and except for an acts of willful misconduct or fraud, neither Seller nor Purchaser will be liable to each other for any indirect, consequential, punitive, exemplary or special damages, loss of business expectations, lost profits, or business or facility interruption or shut-down costs; except to the extent such damages or costs arise from a third-party claim which is subject to indemnification under Section 12.2.

12.2    Indemnification. Each Party (the “Indemnitor”) shall release, defend, indemnify and hold harmless the other party, its affiliates, its contractors, and their respective members, partners, directors, officers, shareholders, managers, employees, agents and representatives from and against any and all losses, damages, fines, liens, levies, penalties, claims, demands, causes of action, suits, legal or administrative proceedings, orders, governmental actions and judgments of every kind and character, and any and all costs and expenses (including, without limitation, reasonable attorneys' fees, reasonable expert witness fees, and court costs) related thereto (collectively, “Claims”) which arise out of, result from or relate in any way, directly or indirectly, to (a) a breach of this Agreement by the Indemnitor, or (b) the acts or omissions hereunder of the Indemnitor or its affiliates, contractors, and their respective members, partners, directors, officers, shareholders, managers, employees, agents and representatives.

The Party claiming indemnification shall give prompt written notice to the Indemnitor of any matter for which the Indemnitor may become liable under this provision. Said notice shall contain full details of the matter in order to provide the Indemnitor with sufficient information to assess its potential liability and to undertake defense of the Claim. The indemnified Party shall have the right at all times to participate in the preparation for and conducting of any hearing, trial or other proceeding related to the provisions of this Section, as well as the right to appear on its own behalf at any such hearing, trial or other proceeding. Any such participation or appearance by the indemnified Party shall be at its sole cost and expense. The indemnified Party shall cooperate in all reasonable respects with the Indemnitor and its counsel in defending any Claims and shall not take any action that is reasonably likely to be detrimental to such defense. The Indemnitor shall obtain written approval from the indemnified Party prior to any settlement that might impose obligations or restrictions on the indemnified Party.
12.3    Insurance. Each Party shall, during the term of this Agreement, provide the insurance coverages as set forth in Exhibit “C”.

13.    Confidentiality.

13.1    Confidential Information. Each Party agrees that it will not, without the prior written consent of the other, disclose to any third parties (except each Party's respective legal and accounting advisors, lenders or third-party service providers, provided such third-parties are bound by comparable confidentiality obligations) or use for its own benefit any Confidential Information received from the other Party, except in the carrying out of its obligations under this Agreement. For purposes of this Agreement, the term “Confidential Information” shall mean the pricing terms of this Agreement and any information which is not in the public domain and is disclosed by one Party to the other pursuant to this Agreement. Nothing in this Agreement shall be construed to prohibit or limit a receiving Party from disclosing information (a) previously known to it, (b) independently developed by it, as can be substantiated by reasonable evidence, (c) acquired by it from a third party which was not, to the receiving Party's knowledge, under an obligation to keep such information confidential, (d) that is or becomes publicly available through no breach by the receiving Party, or (e) to the extent disclosure of such information is required by law, including either Party's reporting obligations under securities laws and regulations.

13.2    Announcements.  Neither Party shall issue any public statements, press releases, and similar announcements concerning the negotiation or consummation of the transactions contemplated hereby without the prior review and consent of the other Party, which consent shall not be unreasonably withheld or delayed. In no event will the terms and conditions of this Agreement be disclosed except to the extent required by applicable law, including either Party's reporting obligations under securities laws and regulations.

14.    Notices.

14.1    Addresses. Except as specifically otherwise provided herein, any notice or other written matter required or permitted to be given hereunder by one Party to the other Party shall be deemed to be sufficiently given if delivered by hand or via nationally-recognized overnight courier, or sent by U.S. mail (certified mail, return receipt requested), and addressed as follows:

If to Purchaser:    Gavilon, LLC
Eleven ConAgra Drive
Omaha, NE 68102
Attn:     Legal Department
Phone: (402) 889-4027

If to Seller:    Iowa Renewable Energy
1701 East 7th Street
P.O. Box 2
Washington, IA 52353

14.2    Change of Address. Each Party shall give notice within thirty (30) days to the other Party, in the manner herein provided, of a change in its address for notice.

14.3    Effective Date of Notice. Any notice or other written matter shall be deemed to have been given and received: if delivered by hand, on the date of delivery; and, if sent by telecopy, on the business day following the sending of the notice.

15.    Miscellaneous.

15.1    Assignment. Except as permitted in the Master Agreement, neither Party may assign any of its rights or obligations under this Agreement, whether by operation of law or otherwise, without the prior written consent of the other Party (not to be unreasonably withheld.).

15.2    Audit Rights. Upon five (5) business days' notice and during normal business hours each Party has the right to audit such books, records and accounts of the other Party to the extent necessary in order to verify the accuracy of any statement, charge, computation or demand made under or pursuant to any provision of this Agreement. If any material error is discovered in any statement rendered hereunder, such error will be adjusted within seven (7) days from the date of discovery, but no adjustment will be made for errors discovered more than two years after delivery and receipt of such statements. Any error or discrepancy detected which has led to an overpayment or an underpayment between the Parties shall be corrected by an appropriate balancing payment to the underpaid Party or by a refund by the overpaid Party. Such balancing payment or refund shall be made on the first payment date thereafter arising under the Master Agreement.

15.3    Inurement. This Agreement will inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.

15.4    Entire Agreement. This Agreement and the Exhibits attached hereto, together with the Master Agreement, constitute the entire agreement between the Parties with respect to the subject matter contained herein and any and all previous agreements, written or oral, express or implied, between the Parties or on their behalf relating to the matters contained herein are hereby terminated and canceled. In the event of a conflict between the terms of this Agreement and any Confirmed Orders, this Agreement shall govern.

15.5    Amendments. There will be no modification of the term and provisions hereof except by the mutual agreement in writing signed by the Parties.

15.6    Governing Law; Venue. The Agreement will be interpreted, construed and enforced in accordance with the procedural, substantive and other laws of the State of Iowa without giving effect to principles and provisions thereof relating to conflict or choice of law even though one or more of the Parties is now or may do business in or become a resident of a different state. The Parties agree that all disputes or claims arising out of or related to this Agreement shall be resolved exclusively by state or federal courts located in the State of Iowa, and the Parties hereby waive any objections to the location or jurisdiction of such courts.

15.7    Cumulative Remedies. Unless otherwise specifically provided in this Agreement, the rights, powers, and remedies of each of the Parties provided in this Agreement are cumulative and the exercise of any right, power or remedy under this Agreement does not affect any other right, power or remedy that may be available to either Party under this Agreement or otherwise at law or in equity.

15.8    No Partnership. This Agreement shall not create or be construed to create in any respect a partnership or any agency or joint venture relationship between the Parties.

15.9    Costs To Be Borne by Each Party. Seller and Purchaser shall pay its own costs and expenses incurred in the negotiation, preparation and execution of this Agreement and of all documents referred to in it.

15.10    Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if Seller and Purchaser had signed the same document and all counterparts will be construed together and constituted as one and the same instrument.

15.11    Severability. Any provision of this Agreement, which is or becomes prohibited or unenforceable in any jurisdiction shall not invalidate or impair the remaining provisions of this Agreement.

15.12    Forward Contract/Forward Contract Merchants. The Parties agree that each of them is a forward contract merchant as set forth in 11 U.S.C. §101 (25). The Parties also agree that this Agreement is a forward contract as defined in 11 U.S.C. §101 (25). The payments and transfers described herein shall constitute “Settlement Payments” or margin as set forth in 11 U.S.C. §§ 101 (51A) and (38).

15.13    Headings; Construction. The section headings used herein are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. Unless the context of this Agreement otherwise requires, (i) words of any gender shall be deemed to include each other gender; (ii) words using the singular or plural number shall also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words shall refer to this entire Agreement. The Agreement is the product of negotiation by and among the Parties hereto. The Agreement shall be interpreted and constructed neutrally as to all Parties, without any Party deemed to be the drafter of the Agreement.

15.14    Waiver. No delay or omission in the exercise of any right, power, or remedy hereunder shall impair such right, power, or remedy or be construed to be a waiver of any default or acquiescence therein.

15.15    Setoff. In addition to, and without limitation of, any rights hereunder, if either Party becomes insolvent, however evidenced, or if either Party defaults and fails to cure the default within the applicable period specified herein (a “Defaulting Party”), then any and all amounts due and owing by the Defaulting Party may be applied by the other Party toward the payment of amounts due and owing to the Defaulting Party.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed the day and year first above written.

GAVILON, LLC	IOWA RENEWABLE ENERGY, LLC
By: /s/ Dennis Stieren	By: /s/ Mark A. Cobb
Its: Vice President, Trade Operations	Its: Vice-Chairman

EXECUTION VERSION

EXHIBIT “A”
CONFIRMATION OF PURCHASE AND SALE TRANSACTION

TO:[Seller FROM:Gavilon, LLC	[DATE]

This letter shall confirm the agreement reached on [____TBD________], 2011 between, Gavilon, LLC (“Gavilon”) and [Seller] (“Counterparty”) regarding the sale and purchase of biodiesel under the terms and conditions below. This Confirmation is being provided pursuant to and in accordance with the Biodiesel Sale and Purchase Agreement dated as of ______________, 20__ (the “Biodiesel Agreement”), between Gavilon and Counterparty.

SELLER:
BUYER:	Gavilon, LLC
COMMODITY:	100% Biodiesel
TYPE / QUALITY:	TBD
CONTRACT QUANTITY:	[______] Gallons/month
CONTRACT PRICE:	$[TBD + basis] Per Gallon
POINT OF SALE:	Inbound edge of the flange on Buyer's Transport Vessel
PERIOD OF DELIVERY:	TBD To TBD
OTHER TERMS:	Deliveries reduced prorata for partial month Any railcars must be insulated and coiled

This Confirmation constitutes part of and is subject to all of the terms and provisions of the Biodiesel Agreement. Terms used but not herein defined shall have the meanings ascribed to them in the Biodiesel Agreement.
Please confirm that the terms stated herein accurately reflect the agreement between you and Gavilon by returning an executed copy of this Confirmation by facsimile to Gavilon. If you do not execute and return this Confirmation by 5:00 p.m. Central Standard (or Daylight) Time on the second (2nd) Business Day following your receipt hereof, you will have accepted and agreed to all of the terms included herein, including the terms and provisions of the Agreement.

GAVILON, LLC By: Title: Date:	[SELLER] By: Title: Date:

EXECUTION VERSION

EXHIBIT “B”

Biodiesel and transport Specifications

1.    Standard Specifications. Seller shall comply with the standards of quality for Biodiesel as defined in ASTM D6751. The specifications are provided in Table B-1. In the event changes in ASTM D6751 are adopted by the industry, Seller shall make commercially reasonable effort to upgrade the Plant or modify operations, if required, to meet such changes in standards.
2.    Sampling and Analysis Methods. Seller shall use applicable approved ASTM analysis methods, defined in Table B-1, or certified equivalent test methods and comply with the applicable sampling procedures, as defined in ASTM D6751.
Seller shall take samples of Biodiesel product in storage tanks prior to loading vehicles and analyze contents per specifications. Seller shall have responsibility for loading Biodiesel product. Samples will be taken of each shipment and will be retained for six (6) months. The quality of the Biodiesel product at the time of Delivery shall govern in the compliance to the specifications. Samples of Biodiesel may be requested by Purchaser for analysis. Seller shall make available product samples to Purchaser at the Plant.
3.    Quality Control Procedures. Upon Seller's receipt of Transport Vessels and prior to product loading in each Transport Vessel, Seller will use reasonable efforts to visually inspect for equipment integrity, safety, and potential contamination. Seller shall notify Purchaser immediately in the event any Transport Vessel does not meet the minimum requirements. In the event a Transport Vessel provided by Purchaser is unsuitable for loading due to any of the aforementioned reasons, Purchaser shall arrange for a substitute Transport Vessel to arrive for loading within twenty-four (24) hours of Seller's notification to Purchaser, or such longer period of time as may be agreed between Seller and Purchaser acting in a commercially-reasonable manner. Any of Seller's reasonable costs associated with waiting for or loading substitute Transport Vessels outside of Normal Operating hours shall be reimbursed by Purchaser. If Purchaser requests Transport Vessel cleaning at the Plant, Purchaser shall be responsible for all associated cleaning costs. Seller shall provide certified tare weights with each Transport Vessel, as well as certified weights for each shipment and the certificate of analysis for each shipment by invoice to Purchaser. Seller shall have no liability for any failure to detect an unsuitable Transport Vessel, provided it uses reasonable inspection efforts.

Table B-1

Biodiesel Specifications

Property	Units	Specifications	Test Methods

Flash Point (closed cup)	C	130 min - U.S.	ASTM D 93
Water and Sediment	% volume	0.05% max	ASTM D 2709
Kinematic Viscosity at 40 C	mm2/sec	1.9 to 6.0 - U.S.	ASTM D 445
Sulfated Ash	% wt	0.02% max	ASTM D 874
Sulfur	ppm	S 15 Grade @ 15 max S 500 Grade @ 500 max	ASTM D 5453
Copper Strip Corrosion	3 hrs at 50 C	No. 3 max - U.S.	ASTM D 130
Cetane Number		47 min - U.S.	ASTM D 613
Cloud Point	C	Report to Customer	ASTM D 2500
Carbon Residue 100% sample	% mass	0.050% max	ASTM D 4530
Acid Number	mg KOH/gm	0.50 max	ASTM D 664
Free Glycerine	% mass	0.02% max	ASTM D 6584
Total Glycerine	% mass	0.24% max	ASTM D 6584
Phosphorous Content	% mass	0.001% max	ASTM D 4951
Sodium/Potassium	ppm	5 max combined	UOP 391
Distillation Temperature (Atm P, 90% Recovery)	C	360 max	ASTM D 1160
Calcium & Magnesium	ppm	5 max combined	EN 14538
Oxidation Stability	hours	3 hours minimum	EN 14112
Cold Soak Filtration	seconds	360 seconds maximum (200 seconds maximum-winter)	Annex to D6751
Monoglyceride Content (for Biodiesel derived from animal byproducts)	% (m/M)	Product deliveries in Oct-Mar - 0.3 max Product deliveries in Apr-Sep - 0.4 max	EN 14105
Monoglyceride Content (all other feedstock type i.e. grain byproducts)	% (m/M)	Product deliveries in Oct-Mar - 0.5 max Product deliveries in Apr-Sep - 0.5 max	EN 14105

*** Confidential material redacted and filed separately with the Commission.

EXECUTION VERSION

EXHIBIT “C”

INSURANCE COVERAGES

Each Party shall be required to purchase, maintain and provide proof (via Certificate of Insurance) of the following insurance:

•	Commercial General Liability Insurance - $*** Combined Single Limit
Policy shall include coverage for liability resulting from Premises/Operations, Products and Completed Operations, Blanket and Contractual Liability. Policy shall also include coverage for Broad Form Property Damage, including explosion, collapse and underground hazards. Such insurance shall be on an occurrence basis.

•	Environmental Pollution Liability Insurance - $*** Combined Single Limit
Policy shall include coverage for bodily injury or property damage arising from the transportation, handling, storage, disposal, dumping, processing or treatment of waste. Such insurance shall be on an occurrence basis.
In addition, Purchaser shall be required to carry the following insurance:

•	Commercial Automobile Liability Insurance - $*** Combined Single Limit
Policy shall include coverage for liability resulting from the operation of all owned, non-owned and hired automobiles. Such insurance shall be on an occurrence basis.
Prior to the initial sale of Biodiesel and at all times during the Term of the Agreement, Seller shall carry and maintain product liability insurance with minimum limits of $*** (combined single limit) for Biodiesel per accident or occurrence. The provisions for product liability insurance may be satisfied by issuance of separate policies, or included under the commercial general liability policies, or a combination of general commercial liability policies with umbrella/excess liability policies.
Seller shall also carry:

•	All Risk Insurance - Fully insurable value of Biodiesel stored at the Plant. Policy shall contain the standard form of waiver of subrogation and include Purchaser as a loss payee.

Each Party shall also carry excess or umbrella liability insurance with limits of at least $*** per occurrence for bodily injury or property damage in excess of the limits afforded for general liability, automobile liability and environmental liability provided above.
All required policies of insurance shall be endorsed to provide that the insurance company shall notify the certificate holder at least thirty (30) days prior to the effective date of any cancellation or material change of such policies.

*** Confidential material redacted and filed separately with the Commission.

EXECUTION VERSION

EXHIBIT “D”

designated storage and handling terms

1.    Basic Storage Terms. Seller shall make available Designated Storage space for all Biodiesel produced under the terms of this Agreement. Such Designated Storage shall be provided on an exclusive and identity-preserved basis, and shall be of the type which is customarily used for storage of biodiesel in normal commercial transactions. Specifically, Seller shall provide storage at the Plant for a maximum of *** of Biodiesel.

2.    Handling. Seller will place all Biodiesel into Designated Storage immediately after production. Seller will thereafter load-out and Purchaser will accept Delivery of such Biodiesel at the Delivery Point in a timely and commercially-reasonable manner. All labor and equipment necessary to load Transport Vessels, shall be supplied by Seller without charge to Gavilon. Seller agrees to handle the Biodiesel at all times in a good and workmanlike manner in accordance with Purchaser's reasonable requirements, applicable law and normal industry practice. Seller shall maintain the loading facilities at the Plant in safe operating condition in accordance with normal industry standards.
3.    Inventory Reports. Seller shall maintain and provide Purchaser with daily records of the placement of Biodiesel into, and the subsequent Delivery out of, Designated Storage. Seller will also provide Purchaser with weekly inventory reports of Biodiesel in Designated Storage.
4.    Facility Maintenance. Seller shall maintain the Designated Storage in good working order and meet all standards of cleanliness for the storage of biodiesels. Seller shall comply with all laws, ordinances and regulations applicable to the Designated Storage and its operations at the Plant. Purchaser shall be allowed (but shall in no event be obligated) to make reasonable inspections of the Designated Storage and products stored therein during normal operating hours.
5.    Purchase After Termination. Upon termination of this Agreement, Purchaser shall within thirty (30) days thereafter purchase and remove all Biodiesel from Designated Storage.
6.    Quality Assurance. Seller shall be responsible for maintaining the quality of stored Biodiesel in accordance with Exhibit “B” until Delivery from Designated Storage.
7.    Storage Loss. Upon any renewal as well as termination of this Agreement, Seller shall conduct a true-up of all stored product situated in Designated Storage. This true-up will be done by physically emptying the storage device (or, if available, by other means of physically measuring any remaining contents) and then comparing this actual remaining amount (if any) with the stored amount based on Section 5 of this Agreement (that is, the actual measured amounts into, less the measured amounts out of, the storage device since the previous true-up). Such difference will determine the actual loss on the stored product placed into the storage device since the last such true-up.
8.    Transport Vessel Loading. Seller agrees that all Transport Vessels used for shipment of Biodiesel shall be loaded to full visible capacity at the Plant. If not loaded to full visible capacity, Seller shall pay in full the portion of freight charges allocable to the unused capacity of the Transport Vessel. It is agreed that all railcars, when not loaded to full visible capacity, shall be defined as having a light weight.
9.    Plant Shutdowns. Seller will inform Purchaser (i) of any scheduled Plant shutdowns at least forty five (45) days prior to the beginning of each fiscal year of Seller, and (ii) immediately after Seller becomes aware of the occurrence of any event that may result, or has resulted, in an unscheduled Plant shutdown.
10.    Labeling. Seller shall be responsible for compliance with all federal, state and local rules, regulations and requirements regarding the labeling and shipment of Biodiesel from the Plant, including, but not limited to, all U.S. Department of Transportation (“DOT”) requirements relating to shipment of hazardous materials (e.g., proper paperwork, railcars meeting DOT requirements, etc.).